WAIVER OF CERTAIN LIMITATIONS SET FORTH IN OPTION AGREEMENTS PERTAINING TO OPTIONS PREVIOUSLY GRANTED UNDER

THE AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

Effective August 26, 2010

Reference is made to the stock option agreements (the “Option Agreements”), by and between Dollar General Corporation (the “Company”) and certain employees of the Company pursuant to which such employees were granted, at various times on or subsequent to July 6, 2007 through the date hereof, and currently hold Options to acquire shares of common stock of the Company (“Shares”) in accordance with the terms and conditions specified in the Option Agreements and the Dollar General Corporation Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Option Agreements and the Plan.

The 162(m) Subcommittee of the Compensation Committee of the Board of Directors of the Company (the “Committee”) has resolved that effective August 26, 2010, the limitations set forth in Section 4.3(c) of the Option Agreements shall be waived as provided below.

Section 4.3(c) of the Option Agreements provides that in connection with the exercise of an Option, an Optionee may satisfy his minimum withholding obligation by electing to have the Shares issuable upon exercise of the Option reduced by the number of Shares having an equivalent Fair Market Value to the minimum withholding tax obligation solely in the event the Optionee’s employment terminated without Cause, for Good Reason or due to death or Disability.

Pursuant to the powers granted to the Committee under the Option Agreement and Plan, the Committee hereby waives the limitations set forth in Section 4.3(c) of the Option Agreements and provides that effective August 26, 2010, in connection with the exercise of an Option, an Optionee, who is an employee of the Company at the time of such exercise, may satisfy the minimum tax withholding by electing to have the Shares issuable upon any exercise of any Option outstanding under the Option Agreements, reduced by the number of Shares having an equivalent Fair Market Value to the minimum withholding tax obligation in connection with the exercise of such Option, or any portion thereof.